EXHIBIT NO. 99.1

[logo]	News Release

Media Contact:	Alan H. McCoy, Vice President, Government and Public Relations (513) 425-2826
Investor Contact:	Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel Expects to Report Second Quarter Net Income

Sets Earnings Release Date For July 20, 2004

MIDDLETOWN, OH, July 6, 2004—AK Steel Corporation (NYSE: AKS) said today that it expects to report net income for the second quarter of 2004, excluding an anticipated gain on the sale of the company’s Houston, Texas industrial park, which was completed on April 12, 2004. The company said the most recent consensus earnings estimate among analysts surveyed by First Call was a net loss of $0.10 per share. AK Steel said it expects to record an operating profit of approximately $55 million, compared to $1 million in the first quarter of 2004.

“We are obviously pleased with the progress we have made over the past nine months in restoring AK Steel to profitability,” said James L. Wainscott, president and CEO. “While we established several new production and shipping records in the quarter, we are most happy to have broken a string of eight consecutive quarterly losses, which is a tribute to the efforts of every AK Steel employee. We are now focused on overcoming our remaining significant challenges to ensure our competitiveness on every front and sustain our profitability.”

Regarding the competitiveness of AK Steel’s labor costs, Mr. Wainscott stated that the company was making measurable progress.

“In the last six months we have negotiated progressive new labor agreements with the unions that represent our Mansfield and Coshocton plants in Ohio, and our Rockport plant in Indiana. These new agreements allow for a smaller and more flexible hourly workforce, consistent with, or better than, other recently negotiated contracts in the steel industry,” Mr. Wainscott said.

The company also said that an arbitrator ruled on July 1, 2004 that it could continue its suspension, until at least May 2005, of a provision in its contract with its largest hourly union, the independent AEIF in Middletown, Ohio, that calls for a minimum base workforce. Further, the ruling allows the company to continue reducing the Middletown hourly workforce by attrition and through layoff of employees with less than two years of seniority. AK Steel said it has already reduced the Middletown hourly workforce by about 125 employees, or 4%, since January, and would continue to reduce the Middletown hourly workforce through layoffs and attrition.

“We remain open to working with all of the unions that represent our employees, including the AEIF in Middletown, in order to achieve permanent competitiveness in labor costs,” said Mr. Wainscott.

AK Steel said its better than expected second quarter results were driven by stronger than expected shipments, improved spot market pricing, including alloy and scrap surcharges, and continued operating and administrative cost reductions, which have enabled the company to overcome a portion of the impact of higher raw material and energy prices.

The company said its operating income had improved by approximately $117 per ton since the third quarter of 2003, when executive management changes were made, equating to approximately $700 million annualized, based on 6 million tons of shipments. In the third quarter of 2003, the company reported an operating loss of $225 million, or $123.8 million, excluding a $101.2 million goodwill impairment charge, on shipments of 1,502,700 million tons, resulting in an operating loss of $82 per ton. The company said its expected second quarter 2004 operating income of approximately $55 million on shipments of 1,565,000 tons would equate to operating profit of approximately $35 per ton.

AK Steel said it expects continued improvements in its operating profitability for the third quarter and second half of 2004, due primarily to fewer planned maintenance outages and continued cost reduction efforts. The company said it will release its second quarter results at approximately 8:30 a.m. (Eastern Time) on Tuesday, July 20, 2004. A conference call with analysts is scheduled for 11:00 a.m. the same day.

The statements in this release with respect to second quarter and future earnings reflect management’s estimates and beliefs and are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently expected by management. Except as required by law, the Company disclaims any obligation to update any forward-looking statements to reflect future developments or events.

Headquartered in Middletown, AK Steel produces flat-rolled carbon, stainless and electrical steel products, as well as tubular steel products, for automotive, appliance, construction and manufacturing markets.

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